Exhibit 10.29

ANNUAL BASE SALARIES APPROVED FOR NAMED EXECUTIVE OFFICERS

OF

WORTHINGTON ENTERPRISES, INC.

In June 2024, the Compensation Committee of the Board of Directors of Worthington Enterprises, Inc. (the “Registrant”) approved base salary increases for the following executive officers of the Registrant who will be named executive officers of the Registrant for purposes of the disclosure to be included in the Registrant’s Proxy Statement for the 2024 Annual Meeting of Shareholders to be held on September 24, 2024, which will become effective in September 2024.

Name and Principal Position	Base Salary

B. Andrew Rose	$825,000
President and Chief Executive Officer

Joseph B. Hayek	$600,000
Executive Vice President and Chief Financial Officer

Patrick J. Kennedy	$495,000
Vice President – General Counsel and Secretary

Sonya L. Higginbotham	$280,000
Senior Vice President & Chief of Corporate Affairs, Communications & Sustainability

Steven M. Caravati	$380,000
President – Consumer Products